Exhibit 99.1

COLONIAL PROPERTIES TRUST
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data)	2003	2002	2001	2000	1999
OPERATING DATA
Total revenue	$289,226	$279,740	$265,209	$252,870	$237,323
Expenses:
Depreciation and amortization	79,719	73,211	62,779	55,383	47,879
Other operating	109,261	98,162	87,148	82,475	82,124
Income from operations	100,246	108,367	115,282	115,012	107,320
Interest expense	66,613	63,760	69,185	69,445	55,734
Other income (expense), net	7,568	35,860	16,656	8,539	6,301
Income from continuing operations	28,473	53,022	39,698	33,070	38,028
Income from discontinued operations	23,792	20,355	15,911	16,520	17,748
Dividends to preferred shareholders	15,284	15,565	13,407	10,940	10,943
Distributions to preferred unitholders	8,873	8,873	8,873	8,873	7,588
Net income available to common shareholders	32,530	57,812	42,202	38,650	44,833
Per share — basic:
Income from continuing operations	$0.35	$1.69	$1.26	$1.04	$1.10
Income from discontinued operations	0.95	0.92	0.77	$0.78	$0.73

Net income per share — basic	$1.30	$2.61	$2.03	$1.82	$1.83

Per share — diluted:
Income from continuing operations	$0.35	$1.67	$1.26	$1.04	$1.10
Income from discontinued operations	0.94	0.91	0.76	$0.78	$0.73

Net income per share — diluted	$1.29	$2.58	$2.02	$1.82	$1.83

Dividends declared	$2.66	$2.64	$2.52	$2.40	$2.32

BALANCE SHEET DATA
Land, buildings and equipment, net	$1,970,699	$1,947,078	$1,756,260	$1,769,506	$1,586,333
Total assets	2,194,927	2,129,856	2,014,623	1,944,099	1,863,518
Total debt	1,267,865	1,262,193	1,191,791	1,179,095	1,039,863

OTHER DATA
Funds from operations (1)*	$123,050	$127,654	$121,508	$114,478	$113,872
Total market capitalization (2)	2,998,390	2,679,607	2,466,524	2,237,256	2,027,036
Cash flow provided by (used in)
Operating activities	$137,803	$141,993	$136,559	$105,646	$132,052
Investing activities	(122,554)	(99,861)	(88,872)	(114,018)	(134,137)
Financing activities	(13,415)	(46,025)	(41,835)	8,009	2,143
Total properties (at end of year)	112	106	108	115	111

(1)	Pursuant to the definition of Funds from Operations (FFO) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2)	Total market capitalization is the market value of all outstanding Common Shares of the Company plus total debt. This amount was calculated assuming the conversion of 10,361,034, 10,788,341, 11,159,027, 11,225,726, and 10,997,794 units of minority interest in CRLP into the Company’s Common Shares for 2003, 2002, 2001, 2000, and 1999, respectively.

*	Non-GAAP financial measure. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations for reconciliation.